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                                                                    EXHIBIT 4.11


                             PROMISSORY NOTE NO. 4


$500,000                                               SAN FRANCISCO, CALIFORNIA
                                                                     MAY 6, 1997

     FOR VALUE RECEIVED, the undersigned, WESCO DISTRIBUTION, INC., a Delaware corporation ("Maker"), hereby promises to pay to the order of AMBORD CORPORATION, a California corporation ("Payee"), the principal sum of Five Hundred Thousand Dollars ($500,000) together with Accrued Interest, as defined herein, on the terms provided in this Note. All payments hereunder shall be made to Payee when due to Payee's Account No. 4435-410-402 at Wells Fargo Bank, or such other account or address as Payee shall designate in writing to Maker.

     Principal and Accrued Interest shall be due and payable, if not sooner paid or accelerated pursuant to the terms of this Note on the eighteen (18) month anniversary of the date of this Note ("Maturity").

     If at any time prior to Maturity the Maker shall effect an underwritten public offering of shares of common stock of Maker ("Common Stock") led by one or more underwriters at least one of which is an underwriter of nationally recognized standing (the "Public Offering") then, effective upon the closing of the sale of shares of Common Stock pursuant to such Public Offering, the unpaid principal sum of the Note and all Accrued Interest shall without further action of Maker or Payee automatically convert to shares of restricted Common Stock. The number of shares of common stock of the Maker to be delivered to the Payee shall be determined by dividing the principal sum of the Note plus all Accrued Interest by the initial purchase price per share of Common Stock paid by the public in the Public Offering. Upon surrender of this Note, execution and delivery of a stock subscription agreement in form and substance satisfactory to Maker in the reasonable exercise of its discretion and execution and delivery of a Pledge Agreement substantially in the same form as attached hereto as Exhibit A (the "Pledge Agreement"), certificates evidencing the number described in the next sentence
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(the "Pledged Shares") of shares of restricted Common Stock to be issued to
Payee will be delivered to Maker to be held subject to the terms and conditions of the Pledge Agreement. The number of the Pledged Shares shall be the number of shares that have been issued with respect to the principal amount of Five Hundred Thousand Dollars ($500,000.00) of this Note.

     The Maker waives presentment, demand, notice, protest and all other demands and notices in respect to the delivery, acceptance, performance, default or enforcement of this Note, except as expressly provided herein.

     The principal amount of this Note and Accrued Interest is subject to set-off on a dollar-for-dollar basis by the Maker as provided in sections 1(e), 1(f), and 8(e) of the Asset Purchase Agreement dated as of the date hereof among the Maker and the Payee, which agreement is incorporated herein by reference.
No interest shall accrue on the principal amount hereof which is set-off as described above.

     The following events shall be "Events of Default" hereunder.

     (a) Default by Maker in the payment of any principal of or interest on the indebtedness evidenced by or arising under this Note within ten (10) days of its due date; or

     (b) Default by Maker in the due observance or performance of any material term, provision, covenant or agreement herein (other than for the payment of principal or interest), or in the Asset Purchase Agreement, if such default continues unremedied for a period of ten (10) days after written notice to Maker.

     If any one or more of the foregoing Events of Default shall occur, then Payee or the holder hereof may, at any time and at its option, by written notice to Maker, declare the unpaid principal balance of and interest on the indebtedness evidenced by or arising under this Note and any and all other indebtedness of Maker to Payee to be immediately due and payable, and such principal and interest shall thereupon become and be immediately due and payable, without presentment, demand, protest or notice of any land, all of which are hereby expressly waived by Maker, and Payee or the holder hereof may take such additional action as provided by law.

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     Upon the occurrence and during the continuance of any "Event of Default" as defined in this Note, the principal balance outstanding hereunder shall bear interest at a per annum rate of twelve percent (12%), which interest shall be computed and payable as otherwise set forth herein.

     The Maker shall pay all reasonable expenses and costs incurred in the collection of this Note, including, without limitation, attorneys' fees and court costs.

     No extension of this Note and no delay in the enforcement of the payment of this Note shall affect the liability of Maker.

     This Note shall be governed by and construed and enforced in accordance with the law of the State of California other than the laws of said State relating to conflict of laws.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has caused this Note to be executed the day and year first above written.


                         WESCO DISTRIBUTION, INC.


                         By: /s/
                            --------------------
                         Title:  Vice President
                               -----------------

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